EXHIBIT (h)

DISTRIBUTION AGREEMENT

          AGREEMENT made as of the 3rd day of August, 2011 between LAZARD MULTI-STRATEGY 1099 FUND, a Delaware statutory trust (the “Company”), and LAZARD ASSET MANAGEMENT SECURITIES LLC, a Delaware limited liability company (the “Distributor”).

WITNESSETH:

          WHEREAS, the Company is registered under the Investment Company Act of 1940, as amended (the “Investment Company Act”), as a closed-end, non-diversified management investment company;

          WHEREAS, the Company is authorized to issue shares of beneficial interest in the Company (“Shares”) pursuant to the Company’s registration statement on Form N-2, as it may be amended or supplemented from time to time (the “Registration Statement”);

          WHEREAS, the Distributor is a securities firm engaged in the business of selling interests of investment companies either directly to purchasers or through other securities dealers; and

          WHEREAS, the Company and the Distributor wish to enter into an agreement with each other with respect to the offering of the Company’s Shares.

          NOW THEREFORE, the parties agree as follows:

          Section 1. Appointment of the Distributor; Offering

                    (a) Subject to the terms and conditions of this Agreement, the Company hereby appoints the Distributor as its non-exclusive distributor in connection with the distribution of the Shares, and the Distributor hereby accepts such appointment.

                    (b) The Distributor agrees to use its reasonable best efforts to offer and sell Shares to investors that the Distributor reasonably believes meet the eligibility requirements set forth in the Registration Statement and to use all reasonable efforts to assist the Company in obtaining performance by each prospective investor who submits a Investor Certificate (as defined below).

                    (c) Unless otherwise agreed by the parties hereto, Lazard Alternatives, LLC, the Company’s investment adviser (the “Investment Adviser”), or [   ], the Company’s administrator (the “Administrator”), shall be responsible for reviewing each investor certificate (“Investor Certificate”) to confirm that it has been completed in accordance with the instructions thereto. The Company, the Investment Adviser or the Administrator, in its or their sole discretion, may return to the Distributor any Investor Certificate that is not completed to its or their satisfaction and the Company shall be under no obligation to accept any Investor Certificate.

                    (d) The Distributor acknowledges that Shares will be offered and sold only as set forth in the Registration Statement and the Company’s Declaration of Trust.

                    (e) The Company may suspend or terminate the offering of the Shares at any time as to specific classes of investors (if such separate classes are established), as to specific jurisdictions or otherwise. Upon notice to the Distributor of the terms of such suspension or termination, the Distributor shall suspend solicitation of purchases of Shares in accordance with such terms until the Company notifies the Distributor that such solicitation may be resumed.

                    (f) It is acknowledged and agreed that the Distributor is not obligated to sell any specific number of Shares or to purchase any Shares for its own account. The Company shall be entitled to appoint additional distributors.

          Section 2. Agency In offering Shares, the Distributor shall act solely as an agent of the Company and not as principal.

          Section 3. Duties of the Company

                    (a) The Company shall take, from time to time, but subject always to any necessary approval of the Board of Trustees of the Company or of the shareholders of the Company (the “Shareholders”), all necessary action for the issuance of Shares and to take such other steps as may be necessary to register the same under the Securities Act of 1933, as amended (the “Securities Act”), to the end that there will be available for sale such number of Shares as the Distributor reasonably may be expected to sell.

                    (b) For purposes of the offering of Shares, the Company will furnish to the Distributor copies of the Registration Statement, including the prospectus contained therein, the Investor Certificate and any other documentation for use in the offering of Shares. Additional copies of such documents will be furnished to the Distributor at no cost to the Distributor in such numbers as reasonably requested. The Distributor is authorized to furnish to prospective investors only such information concerning the Company and the offering as may be contained in the Registration Statement, the Company’s formation documents, or any other documents (including sales material), if approved by the Company.

                    (c) The Company shall furnish to the Distributor copies of annual and semi-annual reports of the Company to Shareholders which the Distributor may reasonably request for use in connection with its duties hereunder.

                    (d) The Company shall use its best efforts to qualify and maintain the qualification of the Shares for sale under the securities laws of such jurisdictions as the Distributor and the Company may approve. Any such qualification may be withheld, terminated or withdrawn by the Company at any time in its discretion. The expense of qualification and maintenance of qualification shall be borne by the Company. The Distributor shall furnish such information and other material relating to its affairs and activities as may be required by the Company in connection with such qualification.

                    (e) The Company will furnish, in reasonable quantities upon request by the Distributor, copies of annual and interim reports of the Company.

                    (f) The Company will furnish the Distributor with such other documents as it may reasonably require, from time to time, for the purpose of enabling it to perform its duties as contemplated by this Agreement.

          Section 4. Duties of the Distributor

                    (a) The Distributor shall devote reasonable time and effort to its duties hereunder. The services of the Distributor to the Company hereunder are not to be deemed exclusive and nothing herein contained shall prevent the Distributor from entering into like arrangements with other investment companies so long as the performance of its obligations hereunder is not impaired thereby.

                    (b) In performing its duties hereunder, the Distributor shall use its best efforts in all respects to duly conform with the requirements of all applicable laws relating to the sale of securities.

                    (c) The Distributor shall adopt and follow procedures, as approved by the officers of the Company, for the confirmation of sales to investors and Selected Dealers (as defined below), the collection of amounts payable by investors and Selected Dealers on such sales, and the cancellation of unsettled transactions, as may be necessary to comply with the requirements of the Financial Industry Regulatory Authority, Inc. (“FINRA”), as such requirements may from time to time exist.

          Section 5. Selected Dealer Agreements

                     (a) The Distributor shall have the right to enter into selected dealer agreements with securities dealers deemed by the Distributor to be well positioned to sell Shares (“Selected Dealers”); provided that such agreements will be approved in advance by the Company’s president or chief compliance officer, in consultation with counsel to the Company, as necessary.

                    (b) Within the United States, the Distributor shall offer and sell Shares only to such Selected Dealers as are members in good standing of FINRA.

          Section 6. Fees

                    (a) The Distributor or Selected Dealers may, in their discretion, impose a sales load to each investor on the purchase price of Shares of up to [   ]% as specified in the Registration Statement upon acceptance of the investor’s purchase of Shares by the Investment Adviser or Administrator; provided that the Distributor or Selected Dealer shall have the authority to adjust or waive the sales load in particular cases, each in its sole discretion, in consultation with the Fund, the Investment Adviser or the Administrator and as generally described in the Registration Statement.

                    (b) As additional compensation for the sale and marketing of Shares, the Fund will pay the Distributor a fee after the end of each calendar quarter computed monthly at the annual rate of 0.30% of the Fund’s month-end net assets. For this purpose, “net assets” shall mean the total value of all assets of the Fund, less an amount equal to all accrued debts, liabilities and obligations of the Fund determined as of the end of each month and calculated before giving effect to any repurchases of Shares which are to be valued for purposes of repurchase as of the end of such month. The fee will be due and payable in arrears within 30 business days after the end of each calendar quarter. If this Agreement is terminated at any time other than as of the end of a calendar quarter, or if Shares are sold by the Fund other than as of the first day of any month or repurchased by the Fund at a value other than a value based on the net assets of the Fund as of the end of a month, the fee for the applicable period shall be appropriately pro rated. The Fund understands that the Distributor intends to enter into agreements with other Selected Dealers and that all or a substantial portion of the quarterly fee is expected to be paid to such Selected Dealers. In certain instances, on request of the Distributor, the Fund will pay the quarterly fee directly to the Selected Dealers.

          Section 7. Payment of Expenses

                    (a) The Company shall bear all of its own costs and expenses, including fees and disbursements of its counsel and auditors, in connection with the preparation and filing of any required registration statements under the Investment Company Act and the Securities Act, and all amendments and supplements thereto, and in connection with any fees and expenses incurred with respect to any filings with FINRA and preparing and mailing annual and interim reports and proxy materials to Shareholders (including but not limited to the expense of setting in type any such registration statements, or interim reports or proxy materials).

                    (b) The Company shall bear any cost and expenses of qualification of the Shares for sale pursuant to this Agreement and, if necessary or advisable in connection therewith, of qualifying the Company as a broker or dealer in such states of the United States or other jurisdictions as shall be selected by the Company and the Distributor and the cost and expenses payable to each such state for continuing qualification therein until the Company decides to discontinue such qualification.

                    (c) After the prospectuses and annual and interim reports have been prepared and set in type, the Distributor shall bear the costs and expenses of printing and distributing any copies thereof which are to be used in connection with the offering of Shares to Selected Dealers or investors pursuant to this Agreement. The Distributor shall bear the costs and expenses of preparing, printing and distributing any other literature used by the Distributor or furnished by it for use by Selected Dealers in connection with the offering of the Shares for sale to the public and any expenses of advertising incurred by the Distributor in connection with such offering.

          Section 8. Indemnification

                    (a) The Company shall indemnify and hold harmless the Distributor and each person, if any, who controls the Distributor, against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising by reason of any person acquiring any Shares, which may be based upon the Securities Act, or on any other statute or at common law, on the ground that any registration statement or other offering materials, as from time to time amended and supplemented, or an annual or interim report to Shareholders, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading, unless such statement or omission was made in reliance upon, and in conformity with, information furnished to the Company in connection therewith by or on behalf of the Distributor; provided, however, that in no case (i) is the indemnity of the Company in favor of the Distributor and any such controlling persons to be deemed to protect the Distributor or any such controlling persons thereof against any liability to the Company or its Shareholders to which the Distributor or any such controlling persons would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of their duties or by reason of the reckless disregard of their obligations and duties under this Agreement; or (ii) is the Company to be liable under its indemnity agreement contained in this paragraph with respect to any claim made against the Distributor or any such controlling persons, unless the Distributor or such controlling persons, as the case may be, shall have notified the Company in writing within a reasonable time after the summons or other first legal process giving information of the nature of the claim or claims that have been served upon the Distributor or such controlling persons (or after the Distributor or such controlling persons shall have received notice of such service on any designated agent), but failure to notify the Company of any such claim shall not relieve it from any liability which it may have to the person against whom such action is brought otherwise than on account of its indemnity agreement contained in this paragraph. The Company will be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but if the Company elects to assume the defense, such defense shall be conducted by counsel chosen by it and satisfactory to the Distributor, or such controlling person or persons of the Distributor. In the event the Company elects to assume the defense of any such suit and retain such counsel, the Distributor, or such controlling person or persons of the Distributor, shall bear the fees and expenses, as incurred, of any additional counsel retained by them, but in case the Company does not elect to assume the defense of any such suit, it will reimburse the Distributor, or such controlling person or persons of the Distributor, for the reasonable fees and expenses, as incurred, of any counsel retained by them. The Company shall promptly notify the Distributor of the commencement of any litigation or proceedings against it or any of its officers or Trustees in connection with the issuance or sale of any of the Shares.

                    (b) The Distributor shall indemnify and hold harmless the Company and each of its Trustees and officers and each person, if any, who controls the Company against any loss, liability, claim, damage or expense, as incurred, described in the foregoing indemnity contained in subsection (a) of this Section 8 but only with respect to statements or omissions made in reliance upon, and in conformity with, information furnished to the Company in writing by or on behalf of the Distributor or its affiliates for use in connection with the Registration Statement or other offering materials, as from time to time amended, or the annual or interim reports to Shareholders. In case any action shall be brought against the Company or any person so indemnified, in respect of which indemnity may be sought against the Distributor, the Distributor shall have the rights and duties given to the Company, and the Company and each person so indemnified shall have the rights and duties given to the Distributor by the provisions of subsection (a) of this Section 8.

          Section 9. Duration and Termination of this Agreement

                    (a) This Agreement shall become effective as of the date first above written and shall remain in force for two years thereafter and thereafter continue from year to year, but only so long as such continuance is specifically approved at least annually (i) by the Trustees or by the vote of a majority of the outstanding voting securities of the Company and (ii) by the vote of a majority of the members of the Board of Trustees who are not “interested persons,” as such term is defined by the Investment Company Act, of the Company (“Independent Trustees”) cast in person at a meeting called for the purpose of voting on such approval.

                    (b) This Agreement may be terminated at any time, without the payment of any penalty, by the Trustees or by vote of a majority of the outstanding voting securities of the Company on thirty days’ written notice to the Distributor, or by the Distributor on sixty days’ written notice to the Fund. This Agreement shall automatically terminate in the event of its assignment.

                    (c) The terms “vote of a majority of the outstanding voting securities,” “assignment,” and “interested person,” when used in this Agreement, shall have the respective meanings specified in the Investment Company Act.

                    (d) In the event the offering of Shares is terminated, the Distributor will not be entitled to unrecovered compensation (except for out-of-pocket expenses).

          Section 10. Amendments of this Agreement This Agreement may be amended by the parties only if such amendment is specifically approved (i) by the Trustees or by the vote of a majority of outstanding voting securities of the Company and (ii) by the vote of a majority of the Independent Trustees cast in person at a meeting called for the purpose of voting on such approval.

          Section 11. Governing Law The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the Investment Company Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, the latter shall control.

          IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written. This Agreement may be executed by the parties hereto in any number of counterparts, all of which shall constitute one and the same instrument.

LAZARD MULTI-STRATEGY 1099 FUND

By:

Name:
Title:

LAZARD ASSET MANAGEMENT SECURITIES LLC

By:

Name:
Title: